Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP ANNOUNCES AGREEMENT TO SELL
$175 MILLION OF CONVERTIBLE SENIOR SUBORDINATED NOTES

Wayne, PA — September 12, 2006 — Triumph Group, Inc. (NYSE:TGI) today announced that it has priced, at par, a private offering of $175.0 million aggregate principal amount of Convertible Senior Subordinated Notes due 2026 (the “Notes”).  The company also granted the initial purchaser an option to purchase an additional $26.25 million in aggregate principal amount of the Notes to cover over-allotments.  The Notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The offering is expected to close September 18, 2006, subject to customary closing conditions.

The company estimates that the net proceeds from this offering will be approximately $170.0 million after deducting estimated discounts, commissions and expenses.  The company intends to use the net proceeds from the sale of the Notes for the prepayment of the company’s outstanding Class A and Class B senior notes due 2012 (the “Senior Notes”), including the make-whole premium, fees and expenses in connection with such prepayment, and to repay a portion of the outstanding indebtedness under the company’s revolving credit facility.  Under the terms of the Senior Notes, the company must give at least 30 days prior notice of such prepayment.  The company intends to provide such notice as soon as practicable following the issuance of the Notes and to prepay the Senior Notes within 45 days of the issuance of the Notes.  Because prepayment of the Senior Notes requires at least 30 days prior notice, at the closing of the offering of the Notes, the company intends to use the net proceeds of the sale of the Notes to temporarily repay the total outstanding indebtedness under the credit facility.  On the date of prepayment of the Senior Notes, the company intends to borrow the amount under the credit facility necessary, together with the remaining net proceeds of the sale of the Notes and available cash, to fund such prepayment.  The company intends to prepay all of the outstanding Senior Notes and reduce the total outstanding indebtedness under the credit facility in part to remove covenants in the Senior Notes that may limit the company’s ability to make acquisitions and to give the company more financial flexibility in making acquisitions.

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The Notes will bear interest at a fixed rate of 2.625% per annum, payable semiannually beginning April 1, 2007.  Commencing on October 6, 2011, the company also will pay contingent interest on the Notes in certain circumstances.

The Notes may be converted, under certain circumstances, at an initial conversion rate of 18.3655 shares per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of $54.45 per share).  The initial conversion price represents a 32% premium based on the last reported sale price of $41.25 per share of the company’s common stock on the New York Stock Exchange on September 12, 2006.  The Notes contain a net share settlement feature so that upon conversion, the company will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and the company’s total conversion obligation, plus cash or shares of the company’s common stock, at the company’s election, for the remainder, if any, of the conversion obligation.  The Notes will rank junior in right of payment to all of the company’s existing and future senior indebtedness.

On or after October 6, 2011, the company may redeem the Notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.  On October 1, 2011, October 1, 2016 and October 1, 2021 and in the event of certain fundamental changes, holders may require the company to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities and is issued pursuant to Rule 135c under the Securities Act.  The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act.  The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in the company’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.